Exhibit 10.28
Offer Letter
December 8, 2005
Mr. Jeff Wawok
1226 West Melrose
Unit # 3
Chicago, Illinois 60657
Dear Jeff:
This is to formally offer you the position of Executive Vice President of First Mercury Financial Corporation with the following compensation and benefits:
▪	Base Compensation: $225,000

▪	Bonus Target: $225,000 — Guaranteed First Year

▪	Customary Benefits:

▪	Qualified Stock Options: Five (5) options for 16.5 shares at $6,000 per share, existing plan provisions, five (5) year vesting.

▪	Two (2) year severance upon termination other than “for cause”.
The appropriate title will be determined by you and me before your start date. The initial duties will include responsibility for reinsurance, ARPCO oversight, planning and corporate development. In addition it includes the role of CFO of First Home Financial Corporation.
As we have discussed many times, I am committed to your development in an operating role in First Mercury and look forward to working closely with you. As we also have discussed, we are committed to working with you on an appropriate transition from your current position, as the relationship with Cochran, Caronia & Company is important to our organization.
We are very excited about you joining our organization and look forward to hearing from you soon.
Sincerely,
FIRST MERCURY FINANCIAL CORPORATION
Richard H. Smith
President & COO
RHS:ee